AMENDMENT TO NOTE PURCHASE AGREEMENT

         THIS AMENDMENT dated as of November 20, 1998 (the "Amendment") to the separate Note Purchase Agreements dated as of March 9, 1998, is among NFO Worldwide, Inc. (the "Company") and each of the institutions which is a signatory to this Amendment (collectively, the "Noteholders").

                                    RECITALS:

         A. The Company and each of the Noteholders have heretofore entered into separate Note Purchase Agreements dated as of March 9, 1998 (collectively, as in effect immediately prior to this Amendment, the "Note Purchase Agreement"). The Company has heretofore issued $40,000,000 aggregate principal amount of its 6.43% Senior Notes due March 1, 2008 (the "Notes") pursuant to the Note Purchase Agreement. Capitalized terms used herein shall have the respective meanings ascribed thereto in the Note Purchase Agreement unless herein defined or the context shall otherwise require.

         B. The Company and the Noteholders now desire to amend the Note Purchase Agreement in the respects, but only in the respects, hereinafter set forth.

         C. All requirements of law have been fully complied with and all other acts and things necessary to make this First Amendment a legal, valid and binding instrument according to its terms for the purposes herein expressed have been done or performed.

         NOW THEREFORE, for good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the Company and the Noteholders do hereby agree as follows:

SECTION 1.  AMENDMENTS.

         1.1 Each reference in the Note Purchase Agreement and the Notes to "6.43%" is hereby deleted and there is inserted in lieu thereof "6.83%". Interest on the Notes shall accrue at the rate of 6.43% PER ANNUM through November 20, 1998 and shall accrue at the rate of 6.83% PER ANNUM commencing on and including November 20, 1998. The Notes that are currently outstanding shall bear interest at the new interest rate without any need to surrender or exchange such Notes for new Notes bearing the new interest rate; PROVIDED, however, that the form of any Note issued after November 20, 1998 shall reflect the new interest rate of 6.83% PER ANNUM.

         1.2 "FINANCIAL AND BUSINESS INFORMATION - ERISA MATTERS," Section 7.1(e)(i), is hereby amended by replacing the reference to "section 4043(b)" with "section 4043(c)."

         1.3 "INFORMATION AS TO COMPANY" Section 7.1(h) is hereby amended by adding the following after "the Company or any of its Subsidiaries":

         (including, without limitation, information regarding the impact of the occurrence of the year 2000 on the Company and its Subsidiaries and plans of the Company to address any such impact)

         1.4 "OFFICER'S CERTIFICATE - COVENANT COMPLIANCE," Section 7.2(a), is hereby amended by adding "and Section 10.14 through Section 10.16, inclusive," after the words "requirements of Sections 10.1 through 10.12, inclusive," and by deleting the words ",other than Section 10.8.".

         1.5 "NO OTHER OPTIONAL PREPAYMENTS OR PURCHASE OF NOTES" Section 8.5 is hereby amended in its entirety to read as follows:

                  The Company will not prepay (whether directly or indirectly by purchase, redemption or other acquisition) any of the outstanding Notes except (a) upon the payment or prepayment of the Notes in accordance with the terms of this Section 8 or upon an acceleration of the maturity of the Notes pursuant to Section 12 or (b) pursuant to an offer to purchase made by the Company pro rata to the holders of all Notes at the time outstanding upon the same terms and conditions (except for such differences in the offering price that may be attributable to the calculation of the Make-Whole Amount or the payment of accrued interest, it being understood that such differences will arise solely from the different amortization schedules and interest rates applicable to the two Series of Notes). Any such offer (i) need not comply with the other provisions of this Section 8 (including, without limitation, the requirement to pay any Make-Whole Amount), (ii) shall provide each holder with sufficient information

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

         to enable it to make an informed decision with respect to such offer, and (iii) shall remain open for at least 10 Business Days. The Company will promptly cancel all Notes acquired by it or any Affiliate pursuant to any payment, prepayment or purchase of Notes pursuant to any provision of this Section 8 and no Notes may be issued in substitution or exchange for any such Notes.

         1.6 The following shall be added as a new Section 9.7 of the Note Purchase Agreement:

                  9.7 ADDITIONAL GUARANTY AGREEMENTS; RELEASE OF GUARANTY
                      AGREEMENTS.

                  (A) ADDITIONAL GUARANTIES. The Company will cause each Subsidiary that at any time becomes liable in respect of any Guaranty of any of the Company's obligations under the Fleet/Chase Debt Facility on or after November 20, 1998 to become (simultaneously or prior to becoming liable in respect of such Guaranty of any of the obligations under the Fleet/Chase Debt Facility) a Guarantor in respect of this Agreement, the Other Agreements and the Notes by executing and delivering to each holder of Notes a Guaranty Agreement in the form set out in Exhibit 9.7(a).

                  (B) RELEASE OF GUARANTIES. Simultaneously with the release of any Subsidiary's Guaranty of the Company's obligations under the Fleet/Chase Debt Facility, such Subsidiary's Guaranty of the Notes shall be deemed to have been released, it being understood that such Subsidiary's Guaranties of the Company's obligations under the Subordinated Notes and the Adjustable Rate Notes shall be released at the same time. The holders of the Notes shall take such action as shall be reasonably requested by the Company to effect such release.

Annex 1 is hereby added to the Note Purchase Agreement as Exhibit 9.7(a).

         1.7 "SENIOR FUNDED DEBT," Section 10.1 is hereby amended by adding "(and without duplication)" to the first paragraph thereof after the words "giving effect thereto and to the application of the proceeds thereof".

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

         1.8 "SUBORDINATED FUNDED DEBT," Section 10.2, is hereby amended by amending in its entirety the language preceding clause (a) of such Section as follows:

                  The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume, guarantee, or otherwise become directly or indirectly liable with respect to, any Subordinated Funded Debt, other than Existing Subordinated Funded Debt, the Subordinated Notes, Inter-Company Debt and Swaps, unless, immediately after giving effect thereto and to the application of the proceeds thereof (and without duplication),

         In addition, the following paragraph is hereby added to the end of
Section 10.2:

                  The Company will not directly or indirectly, without the written consent of the Required Holders, (i) amend, modify, supplement, waive compliance with, or assent to noncompliance with, any term, provision or condition of Section 13 of the Subordinated Note Purchase Agreement, (ii) increase the interest rate, or change the amortization schedule, applicable to the Subordinated Notes as in effect immediately after the consummation of the sale thereof or (iii) repurchase, redeem or voluntarily prepay in whole or in part, any principal, interest or other amounts payable in respect of the Subordinated Notes, or take any action, or set aside any reserve, in furtherance of the foregoing, it being understood that (subject to said Section 13) the foregoing shall not prohibit any scheduled or other required payment of principal or interest. Notwithstanding the foregoing, the Company may, without the consent of any holder of Notes, voluntarily prepay the Subordinated Notes with the proceeds of a Capital Stock offering at any time before May 19, 2000. This paragraph shall also apply to equivalent actions proposed to be taken in connection with any Funded Debt issued in satisfaction of the Junior Financing Condition.

         1.9 "INTEREST COVERAGE RATIO," Section 10.4, is hereby amended in its entirety to read as follows:

                  The Company will not permit the ratio of (x) Pro Forma EBITDA for any period of four consecutive fiscal quarters of the Company to
         (y) Pro Forma Consolidated Interest Expense for such period to be less than 2.5 to 1.0.

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

         1.10 "LIENS," Section 10.5 is hereby amended by deleting the words "the Closing Date" and inserting in lieu thereof the words "November 20, 1998."

         1.11 "LIENS," Section 10.5, is hereby amending in its entirety paragraph (d) thereof to read as follows:

                  (d) (i) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and other similar Liens, in each case incurred in the ordinary course of business for sums not yet due and payable or the payment of which is not at the time required by Section 9.4, and

                           (ii) Liens arising solely by virtue of any statutory
                  or common law provisions or, in the case of Infratest or any of its subsidiaries, Liens arising by virtue of any deposit agreement, in each case relating to bankers' Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution, PROVIDED that such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Company or any Restricted Subsidiary in excess of those set forth by regulations promulgated by the Federal Reserve Board (or, in the case of Infratest, applicable German statutes or regulations);

         1.12 "LIENS," Section 10.5, is hereby amended by amending in its entirety paragraph (h) thereof to read as follows:

                  (h) any Lien existing on property of a Person immediately prior to its being consolidated with or merged into the Company or a Restricted Subsidiary, or immediately prior to its becoming a Restricted Subsidiary, or any Lien existing on any property acquired by the Company or any Restricted Subsidiary at the time such property is so acquired (whether or not the Debt secured thereby shall have been assumed), PROVIDED that (i) no such Lien shall

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

         have been created or assumed in contemplation of such consolidation or merger or such acquisition of property, and (ii) each such Lien shall extend solely to the item or items of property so acquired;

         1.13 "LIENS," Section 10.5, is hereby amended by amending clause (ii) of paragraph (j) in its entirety to read as follows:

                           (ii) the aggregate amount of unsecured Debt of all
                  Restricted Subsidiaries, including, without limitation, the IBH Debt, (other than any such Debt owing to the Company or other Restricted Subsidiaries) shall not exceed 15% of Consolidated Total Capitalization.

         1.14 "RESTRICTED SUBSIDIARY DEBT," Section 10.6 is hereby amended in its entirety to read:

                  The Company will not at any time permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume, guarantee, or otherwise be or become directly or indirectly liable with respect to, any Debt, other than (x) Debt owing to any other Restricted Subsidiary or to the Company (including any Guaranty of any Debt of any Restricted Subsidiary) and (y) the Excluded Guaranties, unless (without duplication)

                           (a) the aggregate amount of unsecured Debt of all
                  Restricted Subsidiaries, including, without limitation, the IBH Debt outstanding at such time (other than (i) any such Debt owing to the Company or Restricted Subsidiaries and (ii) the Excluded Guaranties), outstanding at such time, PLUS

                           (b) the aggregate amount of obligations secured by
                  Liens permitted pursuant to Section 10.5(j) outstanding at such time,

         does not exceed 15% of Consolidated Total Capitalization determined at such time.

         1.15 "CONSOLIDATED NET WORTH," Section 10.7, is hereby amended in its entirety to read as follows:

                  The Company will not, at any time, permit Consolidated Net Worth to be less than the sum of (a) $95,000,000 PLUS (b) an aggregate amount equal to 50% of Consolidated Net Income (but only if a positive number) for each completed fiscal quarter as of such time beginning with the fiscal quarter ending December 31, 1998.

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

         1.16 "SALE-AND-LEASEBACK TRANSACTIONS," Section 10.8, is hereby amended in its entirety to read as follows:

                  The Company will not, and will not permit any Restricted Subsidiary to, enter into any Sale-and- Leaseback Transaction, unless, immediately after giving effect thereto, the aggregate amount of all Attributable Debt of the Company and the Restricted Subsidiaries, determined on a consolidated basis, would not exceed $5,000,000.

         1.17 "SALE OF ASSETS, ETC.," Section 10.11, is hereby amended by deleting the words "occurring in the period of 12 consecutive calendar months then most recently ended" in paragraph (a)(iii) and replacing them with the words "occurring in the period of 365 days ending with and including the date of such Asset Disposition", and by adding the words "(c) hereof, but excluding any transaction permitted by Section 10.10(b)" to Section 10.11(b) immediately following the words "consolidation or other transaction specified in Section 10.10".

         This Section is further amended by adding the following paragraph at the end of Section 10.11:

                  (C) RELEASE OF GUARANTEES OF SUBSIDIARIES. If, with respect to any Subsidiary that is a Guarantor,

                           (i) all of the Company's and any Restricted
                  Subsidiary's Capital Stock or other equity ownership interests in such Guarantor is Transferred (including by way of a merger) to a Person other than the Company or a Restricted Subsidiary in accordance with the requirements of this Section 10.11,

                           (ii) such Guarantor engages in a transaction
                  permitted by Section 10.10(c) with any such Person and the surviving Person or transferee is not a Subsidiary, or

                           (iii) such Guarantor sells all or substantially all
                  of its assets to another

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

                  Subsidiary or the Company and, in the case of a sale to another Subsidiary, such other Subsidiary becomes a Guarantor by executing a Guaranty Agreement,

         then the Company may elect to cause the withdrawal of the Guaranty Agreement of such Guarantor. Such election may be exercised if (A) no Default or Event of Default exists, and (B) such Guarantor has no Guaranty obligation in respect of any Debt under the Fleet/Chase Debt Facility, the Adjustable Rate Notes or the Subordinated Notes (except any such obligation which is being released simultaneously with the release of such Guaranty Agreement), and if a Senior Financial Officer of the Company certifies in writing to each holder of Notes that the conditions specified in the foregoing clauses (A) and (B) have been satisfied. Thereafter, the Guaranty Agreement of such Guarantor shall be terminated, null and void and without effect, and, upon request of the Company and in reliance on the accuracy of the Company's written certification, each holder of Notes shall acknowledge such termination.

         1.18 "TRANSACTIONS WITH AFFILIATES," Section 10.13 is hereby amended by deleting the first word of the Section and inserting in its place "Except as set forth in Schedule 10.13, the". Annex 2 attached hereto is hereby added to the Note Purchase Agreement as Schedule 10.13.

         1.19 The following shall be added as a new Section 10.14 of the Note Purchase Agreement:

         10.14 LEVERAGE RATIOS.

                  (A) SENIOR LEVERAGE RATIO. The Company will not permit the ratio of (x) Consolidated Senior Funded Debt, determined at the end of any fiscal quarter of the Company, to (y) Pro Forma EBITDA for the period of four consecutive fiscal quarters of the Company ending with, and including, such fiscal quarter to be greater than (i) 3.50 to 1.0 at any time of determination on or before the first to occur of satisfaction of the Junior Financing Condition or September 29, 1999 and (ii) 3.25 to 1.0 at any time of determination after the first to occur of such event or date.

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

                  (B) TOTAL LEVERAGE RATIO. The Company will not permit the ratio of (x) Consolidated Funded Debt, determined at the end of any fiscal quarter of the Company, to (y) Pro Forma EBITDA for the period of four consecutive fiscal quarters of the Company ending with, and including, such fiscal quarter to be greater than (i) 3.75 to 1.0 at any time on or before December 31, 1999 and (ii) 3.50 to 1.0 at any time thereafter."

         1.20 The following shall be added as a new Section 10.15 of the Note Purchase Agreement:

         10.15. LIMIT ON ACQUISITIONS.

                  The Company will not, and will not permit any Restricted Subsidiary to, make any Acquisition (other than the Bangladesh Acquisition) until the first to occur of satisfaction of the Junior Financing Condition or October 1, 1999. Thereafter, the Company will not, and will not permit any Restricted Subsidiary to, make any Acquisition, unless:

                           (a) no Default or Event of Default exists or would
                  result from such Acquisition;

                           (b) the Person or assets acquired, as the case may
                  be, involve substantially the same or a similar line of business as that engaged in by the Company and its Restricted Subsidiaries;

                           (c) the Company demonstrates that, on a consolidated
                  basis with the Person and/or assets to be acquired, in accordance with GAAP, the Company would have been in compliance with Sections 10.4, 10.7, 10.14(a) and 10.14(b) on a trailing four quarters PRO FORMA basis as of the last day of the then most recently completed fiscal quarter of the Company; and

                           (d) the aggregate amount expended by the Company and
                  its Restricted Subsidiaries, whether in cash, Securities or other property, for all Acquisitions permitted hereunder within any one calendar year does not exceed $20,000,000 or its equivalent in other currencies.

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

         1.21 The following shall be added as a new Section 10.16 of the Note Purchase Agreement:

         10.16. IBH DEBT.

                  The Company will not permit the IBH Debt to be renewed, replaced, extended or refinanced and shall not permit the maximum aggregate principal amount thereof which may be outstanding at any time to exceed the sum of (x) 68,000,000 Deutsche Marks and (y) $10,000,000 (or the equivalent thereof in other currencies).

         1.22 "EVENTS OF DEFAULT," Section 11(c), is hereby amended by adding after the words "any of Sections 10.1 through 10.12, inclusive," the words "Section 10.14 through Section 10.16, inclusive,".

         1.23 "EVENTS OF DEFAULT," Section 11(f), is hereby amended by (a) deleting "$1,000,000" in each place that it appears and replacing it with "$2,000,000", (ii) replacing "; or" with ", or" at the end of clause (f)(iii), and adding a new clause (iv) to read as follows:

                  "(iv) the Company is in default in the performance of or compliance with any term of the Indebtedness evidenced by the Subordinated Notes or of the Subordinated Note Purchase Agreements, or of any other agreement relating thereto or any other condition exists, and as a consequence of such default or condition such Indebtedness has become, or has been declared, due and payable before its stated maturity or before its regularly scheduled dates of payment; or"

         1.24 "EVENTS OF DEFAULT," Section 11(i), is hereby amended by deleting "$500,000" and replacing it with "$1,000,000".

         1.25 "EVENTS OF DEFAULT," Section 11(j) is hereby amended in its entirety as follows:

                  (j) except as otherwise specifically permitted by this Agreement (including, without limitation, Sections 9.7(c) and 10.11(c)) or the Guaranty Agreement,

                           (i) any of the Guaranty Agreements shall cease to be
                  in full force and effect or shall be

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

                  declared by a court or Governmental Authority of competent jurisdiction to be void or unenforceable against the Guarantor thereunder,

                           (ii) the validity or enforceability of any of the
                  Guaranty Agreements against the Guarantor thereunder shall be contested by such Guarantor, the Company or any Person owning, directly or indirectly, a majority of the common stock of the Company, or

                           (iii) any Guarantor, the Company or any such Person
                  identified in clause (ii) of this Section 11(j) shall deny that such Guarantor has any further liability or obligation under such Guarantor's Guaranty Agreement; or

         1.26 "EVENTS OF DEFAULT," Section 11(k)(iii) is hereby amended by deleting the sum of "$5,000,000" and replacing it with "$6,000,000."

         1.27 "REQUIREMENTS," Section 17.1, is hereby amended by adding at the end thereof the following paragraph:

                  Notwithstanding the provisions of the immediately preceding paragraph, you and each Other Purchaser agrees, and each other holder of Notes by its acceptance of any Note shall be deemed to have agreed, to grant its written consent, promptly following the receipt of a written request by the Company for such consent, to any amendment of, or waiver with respect to (prospectively only), clause (ii) of Section 10.14(b), Section 10.15 or Section 10.16 in a manner consistent with any one or more amendments of, or waivers with respect to, the covenants in the Fleet/Chase Debt Facility that correspond to clause
         (ii) of Section 10.14(b), Section 10.15 or Section 10.16, as the case may be (the "Fleet/Chase Debt Equivalent Provisions"); PROVIDED that
         (A) the Company shall have delivered to each holder of Notes a copy of such amendment or waiver relating to the Fleet/Chase Debt Facility, together with a certificate of a Responsible Officer of the Company to the effect that such copy is true and complete and that such amendment or waiver relating to the Fleet/Chase Debt Facility has become effective in accordance with the terms of the

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

         Fleet/Chase Debt Facility and (B) the effect of the requested amendment or waiver relating to clause (ii) of Section 10.14(b), Section 10.15 or
         Section 10.16, as the case may be, shall be no less favorable (and no more onerous) to the holders of Notes than the corresponding amendment or waiver relating to the Fleet/Chase Debt Facility is to the banks that are parties thereto. In addition, if any or all of the Fleet/Chase Equivalent Provisions are deleted from the Fleet/Chase Debt Facility, or such facility is terminated and not replaced by a substantially similar facility containing provisions equivalent to the Fleet/Chase Equivalent Provisions, then one or more of clause (ii) of Section 10.14(b), Section 10.15 and Section 10.16, whichever shall correspond to the provisions eliminated from the Fleet/Chase Debt Facility (or both such Sections if the Fleet/Chase Debt Facility shall be terminated and not replaced, as stated above), shall be deemed to have been automatically deleted from this Agreement without the need for any action by the Company or the holders of the Notes.

         1.28 The definition of "BUSINESS DAY" in Schedule B to the Note Purchase Agreement is hereby amended by deleting the word "Wisconsin" and replacing it with "New York or the state in which you are located".

         1.29 The definition of "EXISTING DEBT" in Schedule B to the Note Purchase Agreement is hereby amended in its entirety to read as follows:

                  "EXISTING DEBT" means,

                  (a) Debt of the Company or any Restricted Subsidiary outstanding on November 20, 1998 and identified on Schedule 5.15 (or included in the aggregate amount set forth in Section 5.15), and any renewal, refinancing or replacement thereof so long as there shall be no increase in the principal amount of such Debt outstanding at the time of such renewal, refinancing or replacement;

                  (b) Debt incurred pursuant to a Debt Facility identified in
         Schedule 5.15 to which the Company or any Restricted Subsidiary is a party on November 20, 1998 (regardless of whether any Debt was

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

         outstanding thereunder on November 20, 1998), so long as the aggregate amount of Debt so incurred at any time is not in excess of the maximum amount of Debt permitted to be incurred thereunder on November 20, 1998 (assuming satisfaction of all funding conditions on such date); and

                  (c) the Excluded Guaranties.

Schedule 5.15 to the Note Purchase Agreement is hereby amended in its entirety to read as set forth in Annex 3 hereto.

         1.30 The definition of "FUNDED DEBT" in Schedule B to the Note Purchase Agreement is hereby amended in its entirety to read as follows:

                  "FUNDED DEBT" means, with respect to any Person, all Debt of such Person which by its terms or by the terms of any instrument or agreement relating thereto matures, or which is otherwise payable or unpaid, one year or more from, or is directly or indirectly renewable or extendible at the option of the obligor in respect thereof to a date one year or more (including, without limitation, an option of such obligor under a revolving credit or similar agreement obligating the lender or lenders to extend credit over a period of one year or more) from, the date of the creation thereof. The amount of Funded Debt outstanding under any such revolving credit or similar agreement (including the Fleet/Chase Debt Facility) on any date shall be deemed to be the average daily amount outstanding under such facility during the period of 365 consecutive days ending on and including such date, and not the actual amount outstanding on such date; PROVIDED, HOWEVER, that, as used in the definitions of "Consolidated Senior Funded Debt" and "Consolidated Funded Debt," but only as such terms are used in
         Section 10.14, the amount of Funded Debt outstanding under any such revolving credit or similar agreement (including the Fleet/Chase Debt Facility) on any date shall be the actual amount outstanding on such date.

         1.31 The definition of "RESTRICTED INVESTMENTS" in Schedule B to the Note Purchase Agreement is hereby amended by deleting the word "corporation" in subsection (c) and replacing it with the word "Person," and by adding the words "of issuers" after the words "Investments in debt obligations" in subsection (g) thereof. This definition is further

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

amended by (1) deleting the subsection headings (f), (g), (h), (i), (j), (k), and (l) which currently follow subsection (d) thereof, and replacing them with subsections (e), (f), (g), (h), (i), (j), and (k), respectively and (2) amending subsection (k) to read in its entirety as follows:

                  (k) to the extent not included in the foregoing clauses (a) to
         (j), inclusive, cash and cash equivalents.

         1.32 The definition of "SUBORDINATED FUNDED DEBT" in Schedule B to the Note Purchase Agreement is hereby amended in its entirety to read as follows:

                  "SUBORDINATED FUNDED DEBT" means (x) the Subordinated Notes and any renewal, refinancing or replacement thereof on terms and conditions satisfactory to the Required Holders (as evidenced by their written acknowledgement) so long as there shall be no increase in the principal amount thereof outstanding at the time of such renewal, refinancing or replacement, (y) any unsecured Funded Debt issued in satisfaction of the Junior Financing Condition, and (z) any unsecured Funded Debt that is subordinated in right of payment or security to the Debt evidenced by the Notes on terms and conditions satisfactory to the Required Holders (as evidenced by their written acknowledgment).

         1.33 The following definitions are hereby added, in the appropriate alphabetical order, to Schedule B to the Note Purchase Agreement:

                  "ACQUISITION" means any transaction (including any merger or consolidation, but not including the formation of new Subsidiaries after November 20, 1998) pursuant to which the Company or any of its Restricted Subsidiaries (a) acquires equity Securities (or warrants, options or other rights to acquire such Securities) of any Person other than the Company or any Person which is then a Subsidiary, pursuant to a solicitation of tenders therefor, or in one or more negotiated block, market or other transactions not involving a tender offer, or a combination of any of the foregoing, or (b) makes any Person (other than a Subsidiary of the Company) a Restricted Subsidiary, or causes any such Person to be merged into or consolidated with the Company or any of its Restricted Subsidiaries, in any case

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

         pursuant to a merger, a purchase of assets or any reorganization providing for the delivery or issuance to the holders of such Person's then outstanding Securities, in exchange for such Securities, of cash or Securities of the Company or any of its Restricted Subsidiaries, or a combination thereof, or (c) purchases all or substantially all of the business or assets of any Person (other than a Subsidiary of the Company).

                  "ACQUISITION AGREEMENT" means the Stock Purchase Agreement dated as of November 10, 1998 by and among the Company, NFO-Europe (Deutschland), GMBH & Co. KG, a German limited partnership, as buyer, and the stockholders of Infratest, as sellers.

                  "ADJUSTABLE RATE NOTES" means the Company's Adjustable Rate Series A Senior Notes due November 15, 2005 and Adjustable Rate Series B Senior Notes due November 15, 2008 (as amended, supplemented or restated from time to time).

                  "ATTRIBUTABLE DEBT" means, as to any particular lease relating to a Sale-and-Leaseback Transaction, the present value of all Long Term Lease Rentals required to be paid by the Company or any Subsidiary under such lease during the remaining term thereof (determined in accordance with generally accepted financial practice using a discount factor equal to the interest rate implicit in such lease if known or, if not known, of 7% PER ANNUM).

                  "BANGLADESH ACQUISITION" means the acquisition by the Company or one of its Subsidiaries, for an aggregate consideration not in excess of $225,000, of a 35% interest in the share capital of Somra Limited, a Bangladesh corporation.

                  "DOLLARS" OR "$" means lawful currency of the United States of America.

                  "EXCLUDED GUARANTIES" means (i) the Guaranties of the Restricted Subsidiaries issued on November 20, 1998 in respect of the Notes, the Adjustable Rate Notes, the

         Subordinated Notes and the Debt under the Fleet/Chase Debt Facility,
         (ii) any other Guaranties of Subsidiaries issued thereafter in respect of the Debt identified in the foregoing clause (i), (iii) Guaranties of any refinancing, replacement or renewal of such Debt so long as the aggregate principal amount of such Debt is not in excess of that outstanding or, in the case of the Fleet/Chase Debt Facility, the commitment amount, immediately after giving effect to the sale of the Notes and the Subordinated Notes on November 20, 1998 and the holders of such Debt (other than any holders of Subordinated Funded Debt) are parties to the Sharing Agreement, and (iv) any Guaranties of Subsidiaries of the Adjustable Rate Notes, the Subordinated Notes or the obligations of the Company under the Fleet/Chase Debt Facility if Guaranties of such Subsidiaries shall also have been issued in respect of the Notes pursuant to Section 9.7(a).

                  "EXISTING SUBORDINATED FUNDED DEBT" means Existing Debt which is Subordinated Funded Debt.

                  "GUARANTOR" means, at any time, each Person (including, without limitation, each of the Initial Guarantors) that at such time is a Guarantor under a Guaranty Agreement.

                  "GUARANTY AGREEMENTS" shall mean each of the Guaranty Agreements executed by the Initial Guarantors pursuant to Section 4.14, and each of the other Guaranty Agreements executed and delivered from time to time, pursuant to Section 9.7, in each case as amended or supplemented from time to time.

                  "IBH DEBT" means Debt of Infratest up to the maximum amount that may be incurred under the credit facilities to which Infratest is a party as of November 20, 1998.

                  "INFRATEST" means Infratest Burke Aktiengesellschaft Holding, a German Aktiengesellschaft (stock corporation).

                  "INFRATEST ACQUISITION" means the purchase and sale of all of the issued and outstanding shares of common stock of Infratest as contemplated by the Acquisition Agreement.

                  "INITIAL GUARANTORS" means each of Migliara/Kaplan Associates, Inc., NFO Research, Inc., Plog Research Inc., Prognostics Corp., PSI Holding Corp., and Ross-Cooper-Lund, Inc., each a Delaware corporation.

                  "JUNIOR FINANCING CONDITION" means the receipt by the Company of net proceeds of at least $25,000,000 on or after November 20, 1998 from any combination of any one or more of (x) sales of the Company's Capital Stock, (y) sales of the Subordinated Notes, and (z) incurrence of Subordinated Funded Debt by the Company (i) with terms and conditions satisfactory to the Required Holders (as evidenced by their written acknowledgment) or (ii) with subordination provisions identical to those set forth in the Subordinated Note Purchase Agreement (except for minor language changes which do not have any substantive effect), and with a maturity no earlier, and a weighted average life to maturity no shorter, than the maturity and weighted average life to maturity of the Subordinated Notes).

                  "LONG TERM LEASE RENTALS" means, for a lease (other than a Capital Lease) arising from a Sale-and- Leaseback Transaction having a term (including terms of renewal or extension at the option of the lessor or the lessee, whether or not such option has been exercised) expiring more than two (2) years after the commencement of the initial term thereof, the sum of the minimum amount of rental and other obligations required to be paid during such period by the Company or any Subsidiary as lessee, EXCLUDING any amounts required to be paid by the lessee (whether or not therein designated as rental or additional rental) (a) which are on account of maintenance and repairs, insurance, taxes, assessments, water rates and similar charges, or (b) which are based on profits, revenues or sales realized by the lessee from the leased property or otherwise based on the performance of the lessee.

                  "SHARING AGREEMENT" means the Sharing Agreement, dated as of

         November 20 1998, among the holders of the Notes, the Adjustable Rate Notes, and the banks party to the Fleet/Chase Debt Facility.

                  "SUBORDINATED NOTE PURCHASE AGREEMENT" means the Note Purchase Agreement, dated as of November 20, 1998, among the Company and the purchasers of the promissory notes issued thereunder (as amended, supplemented or restated from time to time in accordance with the last paragraph of Section 10.2).

                  "SUBORDINATED NOTE PURCHASERS" means the purchasers of the Subordinated Notes.

                  "SUBORDINATED NOTES" means the promissory notes issued under the Subordinated Note Purchase Agreement, as such notes may be amended, supplemented or restated from time to time (in accordance with the last paragraph of Section 10.2) other than any amendment that would increase the principal amount thereof above the principal amount outstanding as of the day of any such amendment.

SECTION 2.  REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

         To induce the Noteholders to execute and deliver this Amendment (which representations shall survive the execution and delivery of this Amendment), the Company represents and warrants to the Noteholders that:

                  (a) this Amendment has been duly authorized, executed and delivered by it and this Amendment constitutes the legal, valid and binding obligation, contract and agreement of the Company enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles relating to or limiting creditors' rights generally;

                  (b) the Note Purchase Agreement, as amended by this Amendment, constitutes the legal, valid and binding obligation, contract and agreement of the Company enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles relating to or limiting creditors' rights generally;

                  (c) the execution, delivery and performance by the Company of this Amendment (i) has been duly authorized by all requisite corporate action and, if required, shareholder action, (ii) does not require the consent or approval of any governmental or regulatory body or agency, and (iii) will not (A) violate (1) any provision of law, statute, rule or regulation or its certificate of incorporation or bylaws, (2) any order of any court or any rule, regulation or order of any other agency or government binding upon it, or (3) any provision of any material indenture, agreement or other instrument to which it is a party or by which its properties or assets are or may be bound, including, without limitation, the Fleet/Chase Debt Facility, or (B) result in a breach of or constitute (alone or with due notice or lapse of time or both) a default under any indenture, agreement or other instrument referred to in clause (iii)(A)(3) of this paragraph (c); and

                  (d) as of the date hereof and after giving effect to this Amendment, no Default or Event of Default has occurred which is continuing.

SECTION 3.  PAYMENT OF NOTEHOLDERS' COUNSEL FEES AND EXPENSES.

         The Company agrees to pay upon demand the reasonable fees and expenses of Hebb & Gitlin, counsel to the Noteholders, in connection with the negotiation, preparation, approval, execution and delivery of this Amendment.

SECTION 4.  DELIVERY OF GUARANTY AGREEMENT.

         The Company agrees to deliver to each of the Noteholders, concurrently with the effectiveness of this Amendment, a counterpart of each of the Guaranty Agreements, duly executed and delivered by each of the Initial Guarantors, substantially in the form of Annex 1 to this Amendment, and such Guaranty Agreements shall be in full force and effect.

SECTION 5.  MISCELLANEOUS.

         5.1 This Amendment shall be construed in connection with and as part of the Note Purchase Agreement, and except as modified and expressly amended by this Amendment, all terms, conditions and covenants contained in the Note Purchase Agreement and the Notes are hereby ratified and shall be and remain in full force and effect.

         5.2 The descriptive headings of the various Sections of parts of this Amendment are for convenience only and shall not affect the meaning or construction of any of the provisions hereof.

         5.3 This Amendment shall be governed by and construed in accordance with the law of the State of New York.

         [The remainder of this page is intentionally left blank]

         5.4 This Amendment constitutes a contract between us for the uses and purposes hereinabove set forth, and may be executed in any number of counterparts, each executed counterpart constituting an original, but all together only one agreement.

                                               NFO WORLDWIDE, INC.


                                               By:
                                               -------------------
                                               Name:
                                               Title:

Accepted and Agreed to:


JACKSON NATIONAL LIFE INSURANCE COMPANY

BY: PPM AMERICA, INC., AS ATTORNEY IN FACT,
    ON BEHALF OF JACKSON NATIONAL LIFE INSURANCE COMPANY

By: /s/ James D. Young
----------------------
Name:  James D. Young
Title: MD


CONNECTICUT GENERAL LIFE INSURANCE COMPANY
BY CIGNA INVESTMENTS, INC.

By: /s/ James R. Kuzemchak
--------------------------
Name:  James R. Kuzemchak
Title: Managing Director


CIGNA PROPERTY AND CASUALTY INSURANCE COMPANY
BY CIGNA INVESTMENTS, INC.

By: /s/ James R. Kuzemchak
--------------------------
Name:  James R. Kuzemchak
Title: Managing Director

CONNECTICUT GENERAL LIFE INSURANCE COMPANY, ON
BEHALF OF ONE OR MORE SEPARATE ACCOUNTS
BY CIGNA INVESTMENTS, INC.

By: /s/ James R. Kuzemchak
--------------------------
Name:  James R. Kuzemchak
Title: Managing Director


LIFE INSURANCE COMPANY OF NORTH AMERICA
BY CIGNA INVESTMENTS, INC.

By: /s/ James R. Kuzemchak
--------------------------
Name:  James R. Kuzemchak
Title: Managing Director


TMG LIFE INSURANCE COMPANY

By: /s/ Constance L. Keller
---------------------------
Name:  Constance L. Keller
Title: Director, Private Placements

By: /s/ Michael J. Steppe
-------------------------
Name:  Michael J. Steppe
Title: Senior Vice President


BERKSHIRE LIFE INSURANCE COMPANY

By: /s/ Ellen I. Whitaker
-------------------------
Name:  Ellen I. Whitaker
Title: Senior Investment Officer

                                                                         ANNEX 1

                                 EXHIBIT 9.7(A)
                           FORM OF GUARANTY AGREEMENT

                               GUARANTY AGREEMENT

         GUARANTY AGREEMENT (this "Guaranty Agreement") dated as of November 20, 1998 made by the undersigned (the "Guarantor"), in favor of the holders of the following promissory notes issued by NFO Worldwide, Inc. (the "Company"): (i) the 6.83% Senior Notes due March 1, 2008 (the "6.83% Notes") issued pursuant to the several Note Purchase Agreements, dated as of March 9, 1998 (as amended from time to time, collectively, the "March Note Purchase Agreement"), and (ii) (a) the Adjustable Rate Series A Senior Notes due November 15, 2005 (the "Series A Notes") and (b) the Adjustable Rate Series B Senior Notes due November 15, 2008 (the "Series B Notes" and, together with the Series A Notes and the 6.83% Notes, the "Notes"), each such series being issued pursuant to the several Note Purchase Agreements, dated as of November 20, 1998 (as amended from time to time, collectively, the "November Note Purchase Agreement" and, together with the March Note Purchase Agreement, the "Note Purchase Agreements").

                             PRELIMINARY STATEMENTS:

         WHEREAS, the terms used herein have the respective meanings ascribed thereto in the March Note Purchase Agreement and the November Note Purchase Agreement (unless otherwise defined herein);

         WHEREAS, the November Note Purchase Agreement provides, INTER ALIA, for the Company to obtain unsecured Funded Debt in order to acquire a new Subsidiary pursuant to the terms of the documents heretofore delivered to the November Note purchasers in connection with the Infratest Acquisition;

         WHEREAS, the March Note Purchase Agreement is being amended (the "March Note Purchase Agreement Amendment"), contemporaneously with the closing under the November Note Purchase Agreement, in order to conform the covenants in both note purchase agreements;

         WHEREAS, the Guarantor is a Subsidiary of the Company and is financially interested in its affairs and it is a condition to (i) the purchasers of the Series A Notes and the Series B Notes entering into the November Note Purchase Agreement, and (ii) the holders of the 6.83% Notes entering into the March Note Purchase Agreement Amendment (such purchasers and holders being referred to, collectively, as the "Noteholders"), that this Guaranty is being executed and delivered to the Noteholders.

         NOW, THEREFORE, in consideration of the foregoing, the Guarantor agrees as follows:

SECTION 1.  GUARANTY OF PAYMENT.

         The Guarantor absolutely, unconditionally and irrevocably guarantees to the Noteholders the punctual payment of all sums now owing or which may in the future be owing by the Company under the Note Purchase Agreements and the Notes, when the same are due and payable, whether on demand, at stated maturity, by acceleration or otherwise, and whether for principal, interest, fees, expenses, indemnification or otherwise (all of the foregoing sums being the "Guaranteed Obligations"). The Guaranteed Obligations include, without limitation, interest accruing after the commencement of a proceeding under bankruptcy, insolvency or similar laws of any jurisdiction at the rate or rates provided in the Note Purchase Agreements and the Notes. This Guaranty is a guaranty of payment and not of collection only. None of the Noteholders shall be required to exhaust any right or remedy or take any action against the Company or any other person or entity or any collateral. The Guarantor agrees that, as between the Guarantor and the Noteholders, the Guaranteed Obligations may be declared to be due and payable for the purposes of this Guaranty, notwithstanding any stay, injunction or other prohibition which may prevent, delay or vitiate any declaration as regards the Company and that, in the event of a declaration or attempted declaration, the Guaranteed Obligations shall immediately become due and payable by the Guarantor for the purposes of this Guaranty.

SECTION 2.  GUARANTY ABSOLUTE.

         The Guarantor guarantees that the Guaranteed Obligations shall be paid strictly in accordance with the terms of the Note Purchase Agreements and the Notes. The liability of the Guarantor under this Guaranty is absolute, irrevocable and unconditional irrespective of: (a) any changes in the time, manner or place of payment of, or in any other term of, all or any of the Note Purchase Agreements, the Notes or Guaranteed Obligations, or any other amendment or waiver of or any consent to departure from any of the terms of any of the Note Purchase Agreements, the Notes or the Guaranteed Obligations; (b) any release or amendment or waiver of, or consent to departure from, any other guaranty or support document, or any exchange, release or non-perfection of any security interest, for all or any of the Note Purchase Agreements, the Notes or the Guaranteed Obligations; (c) any present or future law, regulation or order of any jurisdiction (whether of right or in fact) or of any agency thereof purporting to reduce, amend, restructure or otherwise affect any term of any of the Note Purchase Agreements, the Notes or the Guaranteed Obligations; (d) without being limited by the foregoing, any lack of validity or enforceability of any of the Note Purchase Agreements, the Notes or the Guaranteed Obligations; or (e) any other defense whatsoever which might constitute a defense available to, or discharge of, the Company or a guarantor (other than that the Guaranteed Obligations have been Fully Satisfied, as defined below).

SECTION 3.  GUARANTY IRREVOCABLE.

         This Guaranty is a continuing guaranty and shall remain in full force and effect until the Guaranteed Obligations have been Fully Satisfied. For purposes of this Guaranty, "Fully Satisfied" shall mean, as of any date, that, on or before such date, (a) the principal of, Make-Whole Amount in respect of, and interest accrued to such date on any Guaranteed Obligations shall have been paid in full in cash and (b) all fees, expenses and other amounts then due and payable which constituted Guaranteed Obligations shall have been paid in full in cash.

SECTION 4.  REINSTATEMENT.

         Notwithstanding anything contained herein to the contrary, this Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by any Noteholders on the insolvency, bankruptcy, or reorganization of the Company or otherwise, all as though such payment had not been made.

SECTION 5.  SUBROGATION.

         The Guarantor shall not exercise any rights which it may acquire by way of subrogation, by any payment made under this Guaranty or otherwise, until all the liabilities have been Fully Satisfied. If any amount is paid to the Guarantor on account of subrogation rights under this Guaranty at any time when all the Guaranteed Obligations have not been Fully Satisfied, the amount shall be held in trust for the benefit of the Noteholders and shall be promptly paid to the Noteholders to be credited and applied to the Guaranteed Obligations, whether matured or unmatured or absolute or contingent, in accordance with the terms of the Note Purchase Agreements. If the Guarantor makes payment to the Noteholders of all or any part of the Guaranteed Obligations and all the Guaranteed Obligations have been Fully Satisfied, the Noteholders shall, at the Guarantor's request, execute and deliver to the Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to the Guarantor of any interest in the Guaranteed Obligations resulting from the payment.

SECTION 6. SUBORDINATION.

         Without limiting the Noteholders' rights under any other agreement, any liabilities owed by the Company to the Guarantor in connection with any extension of credit or financial accommodation by the Guarantor to or for the account of the Company, including but not limited to interest accruing at the agreed contract rate after the commencement of a bankruptcy or similar proceeding, are hereby subordinated to the Guaranteed Obligations, and such liabilities of the Company to the Guarantor, if the Required Holders so request upon the occurrence or continuation of a Default or an Event of Default, shall be collected, enforced and received by the Guarantor as trustee for the Noteholders and shall be paid over to the Noteholders on account of the Guaranteed Obligations but without reducing or affecting in any manner the liability of the Guarantor under the other provisions of this Guaranty.

SECTION 7. REPRESENTATIONS AND WARRANTIES.

         The Guarantor hereby represents and warrants that:

                  (a) INCORPORATION, GOOD STANDING AND DUE QUALIFICATION. The Guarantor is duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has the corporate power and authority to own its assets and to transact the business in which it is now engaged or proposed to be engaged, and is duly qualified as a foreign corporation and in good standing under the laws of each other jurisdiction in which such qualification is required, except where the failure to so qualify has not had, and is not reasonably expected to have, a Material Adverse Effect or to materially adversely affect the ability of the Guarantor to perform its obligations under this Guaranty Agreement.

                  (b) CORPORATE POWER AND AUTHORITY; NO CONFLICTS. The execution, delivery and performance by the Guarantor of this Guaranty Agreement have been duly authorized by all necessary corporate action and do not and will not: (i) require any consent or approval of its stockholders; (ii) contravene its charter or by-laws; (iii) violate any provision of, or require any filing, registration, consent or approval under, any law, rule, regulation (including, without limitation, Regulation U), order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to the Guarantor or any of its subsidiaries; (iv) result in a breach of or constitute a default or require any consent under any indenture or loan or credit agreement or any other agreement, lease or instrument to which the Guarantor is a party or by which it or its properties may be bound or affected; (v) result in, or require, the creation or imposition of any Lien upon or with respect to any of the properties now owned or hereafter acquired by the Guarantor; or (vi) cause the Guarantor or any subsidiary to be in default under any such law, rule, regulation, order, writ, judgment, injunction, decree, determination or award or any such indenture, agreement, lease or instrument, except where such contravention, violation, breach, default or Lien is not reasonably expected to have a Material Adverse Effect or to materially adversely affect the ability of the Guarantor to perform its obligations under this Guaranty Agreement.

                  (c) LEGALLY ENFORCEABLE AGREEMENTS. This Guaranty Agreement is a legal, valid and binding obligation of the Guarantor enforceable against the Guarantor in accordance with its terms, except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency and other similar laws affecting creditors' rights generally and by equitable principles relating to availability of equitable remedies.

                  (d) LITIGATION. There are no actions, suits or proceedings pending or, to the knowledge of the Guarantor, threatened, against or affecting the Guarantor or any of its subsidiaries before any court, governmental agency or arbitrator, which in any one case or in the aggregate, is reasonably expected to have a Material Adverse Effect or to materially adversely affect the ability of the Guarantor to perform its obligations under this Guaranty Agreement.

                  (e) SOLVENCY.

                           (i) The present fair saleable value of the assets of the Guarantor before giving effect to all the transactions contemplated by the November Note Purchase Agreement exceeds the amount that will be required to be paid on or in respect of the existing debts and other liabilities (including contingent liabilities) of the Guarantor as they mature.

                           (ii) The property of the Guarantor does not constitute unreasonably small capital for the Guarantor to carry out its business as now conducted and as proposed to be conducted, including the capital needs of the Guarantor.

                           (iii) The Guarantor does not intend to, nor does it believe that it will, incur debts beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be received by the Guarantor, and of amounts to be payable on or in respect of debt of the Guarantor.)

SECTION 8.  REMEDIES GENERALLY.

         The remedies provided in this Guaranty Agreement are cumulative and not exclusive of any remedies provided by law.

SECTION 9.  SETOFF.

         Upon the occurrence and during the continuance of any Event of Default, the Guarantor agrees that, in addition to (and without limitation of) any right of setoff, banker's lien or counterclaim the Noteholders may otherwise have, the Noteholders shall be entitled at their option, to offset balances (general or special, time or demand, provisional or final) held by them for the account of the Guarantor at any of their respective offices, in U.S. dollars or in any other currency, against any amount payable by the Guarantor under this Guaranty Agreement which is not paid when due following any applicable notice and cure periods (regardless of whether such balances are then due to the Guarantor), in which case the Noteholders taking such action shall promptly notify the Guarantor thereof; provided that the failure of any Noteholder to give such notice shall not affect the validity of such action.

SECTION 10. WAIVERS OR PRESENTMENT, NOTICE OF DISHONOR, ETC.

         The Guarantor waives presentment, notice of dishonor, protest, notice of acceptance of this Guaranty Agreement or incurrence of the Guaranteed Obligations and any other formality with respect to any of the Guaranteed Obligations or this Guaranty Agreement.

SECTION 11. AMENDMENTS AND WAIVERS.

         No amendments or waiver of any provision of this Guaranty Agreement, nor consent to any departure by the Guarantor therefrom, shall be effective unless it is in writing and signed by all of the Noteholders, and then the waiver of consent shall be effective only in the specific instance and for the specific purpose for which given. No failure on the part of any Noteholder to exercise, and no delay in exercising, any right under this Guaranty shall operate as a waiver or preclude any other or further exercise thereof or the exercise of any other right. This Guaranty Agreement shall be automatically released in the circumstances set forth in Section 9.7(b) and in Section 10.11(c) of the Note Purchase Agreement.

SECTION 12. EXPENSES.

         The Guarantor shall reimburse each Noteholder on demand for all costs, expenses and charges (including, without limitation, reasonable fees and charges of external legal counsel for the Noteholders) incurred by such Noteholder in connection with the performance or enforcement of this Guaranty Agreement. The obligations of the Guarantor under this Section shall survive the termination of this Guaranty Agreement.

SECTION 13. ASSIGNMENT.

         This Guaranty Agreement shall be binding on, and shall inure to the benefit of, the Guarantor, the Noteholders and their respective successors and assigns; provided that the Guarantor may not assign or transfer its rights or obligations under this Guaranty Agreement. Without limiting the generality of the foregoing, each Noteholder may assign or otherwise transfer its rights under the Note Purchase Agreements and the Notes to any other person or entity in accordance with the relevant Note Purchase Agreement, and such assignee or transferee shall then become vested with all the rights granted to such Noteholders in this Guaranty Agreement or otherwise.

SECTION 14. CAPTIONS.

         The headings and captions in this Guaranty Agreement are for convenience only and shall not affect the interpretation or construction of this Guaranty Agreement.

SECTION 15. GOVERNING LAW, ETC.

         THIS GUARANTY SHALL BE GOVERNED BY THE LAW OF THE STATE OF CONNECTICUT. THE GUARANTOR CONSENTS TO THE NON-EXCLUSIVE JURISDICTION AND VENUE OF THE STATE OR FEDERAL COURTS LOCATED IN THE STATE OF CONNECTICUT. SERVICE OF PROCESS BY ANY NOTEHOLDER IN CONNECTION WITH ANY SUCH DISPUTE SHALL BE BINDING ON THE GUARANTOR IF SENT TO THE GUARANTOR BY REGISTERED MAIL AT THE ADDRESS SPECIFIED BELOW OR AS OTHERWISE SPECIFIED BY THE GUARANTOR FROM TIME TO TIME. THE GUARANTOR WAIVES ANY RIGHT THE GUARANTOR MAY HAVE TO JURY TRIAL. TO THE EXTENT THAT THE GUARANTOR HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER FROM SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OF A JUDGMENT, EXECUTION OR OTHERWISE), THE GUARANTOR HEREBY IRREVOCABLY WAIVES SUCH IMMUNITY IN RESPECT OF THE GUARANTEED OBLIGATIONS UNDER THIS GUARANTY.

SECTION 16. COMMERCIAL WAIVER.

         THE GUARANTOR ACKNOWLEDGES THAT THE GUARANTEED OBLIGATIONS ARE FOR COMMERCIAL PURPOSES AND WAIVES ANY RIGHT TO NOTICE AND HEARING UNDER SECTIONS 52-278a THROUGH 52-278n OF THE

CONNECTICUT GENERAL STATUTES AS NOW OR HEREAFTER AMENDED AND AUTHORIZES THE ATTORNEY OF ANY NOTEHOLDER, OR ANY SUCCESSOR THERETO, TO ISSUE A WRIT OF PREJUDGMENT REMEDY WITHOUT COURT ORDER. FURTHER, THE GUARANTOR HEREBY WAIVES, TO THE EXTENT PERMITTED BY LAW, THE BENEFITS OF ALL VALUATION, APPRAISEMENTS, HOMESTEAD, EXEMPTION, STAY, REDEMPTION AND MORATORIUM LAWS NOW IN FORCE OR WHICH MAY HEREAFTER BECOME LAWS. THE GUARANTOR ACKNOWLEDGES THAT IT MAKES THESE WAIVERS AND THE WAIVERS CONTAINED IN SECTION 15 KNOWINGLY AND VOLUNTARILY AND ONLY AFTER EXTENSIVE CONSIDERATION OF THE RAMIFICATIONS OF THESE WAIVERS WITH ITS ATTORNEYS.

SECTION 17. SAVINGS CLAUSE.

                  (a) It is the intent of the Guarantor and the Noteholders that the Guarantor's maximum obligations hereunder shall be equal to, but not in excess of:

                           (i) in a case or proceeding commenced by or against
                  the Guarantor under the Bankruptcy Code of the United States of America (the "Bankruptcy Code"), the maximum amount which would not otherwise cause the Guaranteed Obligations (or any other obligations of the Guarantor to any Noteholder) to be avoidable or unenforceable against the Guarantor under (A)
                  Section 548 of the Bankruptcy Code or (B) any state fraudulent transfer or fraudulent conveyance act or statute applied in such case or proceeding by virtue of Section 544 of the Bankruptcy Code; or

                           (ii) in a case or proceeding commenced by or against
                  the Guarantor under any law, statute or regulation other than the Bankruptcy Code (including, without limitation, any other bankruptcy, reorganization, arrangement, moratorium, readjustment of debt, dissolution, liquidation or similar debtor relief laws), the maximum amount which would not otherwise cause the Guaranteed Obligations (or any other obligations of the Guarantor to any Noteholder) to be avoidable or unenforceable against the Guarantor under such law, statute or regulation including without limitation, any state fraudulent transfer or fraudulent conveyance act or statute applied in any such case or proceeding.

         (The substantive laws under which the possible avoidance or unenforceability of the Guaranteed Obligations (or any other obligations of the Guarantor to any Noteholder) shall be determined in any such case or proceeding shall hereinafter be referred to as the "Avoidance Provisions").

                  (b) To the end set forth in Section 17(a), but only to the extent that the Guaranteed Obligations would otherwise be subject to avoidance under the Avoidance Provisions if the Guarantor is not deemed to have received valuable consideration, fair value or reasonably equivalent value for the Guaranteed Obligations, or if the Guaranteed Obligations would render the Guarantor insolvent, or leave the Guarantor with unreasonably small capital to conduct its business, or cause the Guarantor to have incurred debts (or to have intended to have incurred debts) beyond its ability to pay such debts as they mature, in each case as of the time any of the Guaranteed Obligations are deemed to have been incurred under the Avoidance Provisions and after giving effect to contribution as among the Guarantor and other guarantors, the maximum Guaranteed Obligations for which the Guarantor shall be liable hereunder shall be reduced to that amount which, after giving effect thereto, would not cause the Guaranteed Obligations (or any other obligations of the Guarantor to any Noteholder), as so reduced, to be subject to avoidance under the Avoidance Provisions. This Section 17 is intended solely to preserve the rights of the Noteholders hereunder to the maximum extent that would not cause the Guaranteed Obligations of the Guarantor to be subject to avoidance under the Avoidance Provisions, and neither the Guarantor nor any other Person shall have any right or claim under this Section 17 as against any Noteholder that would not otherwise be available to such Person under the Avoidance Provisions.

SECTION 18. JUDGMENT CURRENCY.

                  (a) The obligations of the Guarantor under this Guaranty and the Note Purchase Agreements to make payments in Dollars or in any Alternative

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         Currency (the "Obligation Currency") shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any currency other than the Obligation Currency, except to the extent that such tender or recovery results in the effective receipt by the Noteholders of the full amount of the Obligation Currency expressed to be payable to them hereunder. If for the purpose of obtaining or enforcing judgment against the Guarantor in any court or in any jurisdiction, it becomes necessary to convert into or from any currency other than the Obligation Currency (such other currency being hereinafter referred to as the "Judgment Currency") an amount due in the Obligation Currency, the conversion shall be made, at the Alternative Currency Equivalent or Dollar Equivalent, in the case of any Alternative Currency or Dollars, and, in the case of other currencies, the rate of exchange (as quoted by the Required Holders or if the Required Holders do not quote a rate of exchange on such currency, by a known dealer in such currency designated by the Noteholders) determined, in each case, as on the Banking Day immediately preceding the day on which the judgment is given (such Banking Day being hereinafter referred to as the "Judgment Currency Conversion Date").

                  (b) If there is a change in the rate of exchange prevailing between the Judgment Currency Conversion Date and the date of actual payment of the amount due, the Guarantors, jointly and severally, covenant and agree to pay such additional amounts, if any (but in any event not a lesser amount), as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of the Obligation Currency which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial award at the rate of exchange prevailing on the Judgment Currency Conversion Date.

                  (c) For the purposes of determining the Alternative Currency Equivalent or Dollar Equivalent or rate of exchange for this Section, such amount

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         shall include any premium and costs payable in connection with the purchase of the Obligation Currency.

SECTION 19. DEFINED TERMS.

         "ALTERNATIVE CURRENCY" means British Pounds, French Francs, German Deutschmarks, Japanese Yen, Hong Kong Dollars, Canadian Dollars, New Zealand Dollars, Australian Dollars, Euro (or the applicable unit of combined currency determined by the European economic community when available) or such other currency other than Dollars that the Company may reasonably request from time to time, which the Noteholders are able to reasonably accommodate.

         "ALTERNATIVE CURRENCY EQUIVALENT" means, with respect to an amount of Dollars on any date in relation to any specified Alternative Currency, the amount of such specified Alternative Currency that may be purchased with such amount of Dollars at the Spot Exchange Rate with respect to Dollars on such date.

         "BANKING DAY" means any day on which commercial banks are not authorized or required by law to close in New York, New York.

         "DOLLAR EQUIVALENT" means, with respect to an amount of any Alternative Currency on any date in relation to Dollars, the amount of Dollars that may be purchased with such amount of such Alternative Currency at the Spot Exchange Rate with respect to such Alterative Currency on such date.

         "SPOT EXCHANGE RATE" means, on any date of determination thereof, (a) with respect to any Alternative Currency, the spot rate at which Dollars are offered for such Alternative Currency on such day by the principal branch of the Fleet National Bank at approximately 11:00 a.m. (Boston, Massachusetts time), and (b) with respect to Dollars in relation to any specified Alternative Currency, the spot rate at which such specified Alternative Currency is offered on such date by the principal branch of the Fleet National Bank for Dollars at approximately 11:00 a.m. (Boston, Massachusetts time).

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         IN WITNESS WHEREOF, the Guarantor has duly executed and delivered this
Guaranty.

                                                [NAME OF GUARANTOR]


                                                 By:___________________________

                                                    Name:

                                                    Title:

                                                 Address:

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